Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-2 No. 333-124302) and related Prospectus of Summus, Inc. for the registration of 10,106,453 shares of its common stock and to the incorporation by reference therein of our report dated March 25, 2005, with respect to the consolidated financial statements of Summus, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
July 12, 2005